Exhibit 16.1

April 22, 2015

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Rosewind Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated April 22, 2015 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC